EXHIBIT 10.2
SUMMARY OF NON-EMPLOYEE DIRECTOR CASH COMPENSATION
     Each non-employee director receives an annual retainer of $80,000, and the Chairman of the Board, if a non-employee director, receives an additional annual retainer of $80,000. In addition to the annual retainer, non-employee directors who serve as the Chairman of the Audit Committee, the Venture Committee or the Technology Committee receive an annual fee of $40,000, and non-employee directors who serve as the Chairman of the Compensation Committee or the Corporate Governance and Nominating Committee receive an annual fee of $20,000; provided, however, that no committee chair fee is paid to a non-employee director who also serves as Chairman of the Board. Non-employee directors are also paid $2,000 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone or other electronic means. No additional compensation is paid when the Board of Directors or a committee acts by unanimous written consent in lieu of a meeting. Non-employee directors are eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Cadence policy.